Jewell & Langsdale
__________________________________________________________________________________________________________________________
Certified Public Accountants
1615 Bonaza St., Suite 208, Walnut Creek, CA 94596-4530 - Telephone (925) 935-1028, Fax (925) 935-1029

Irene T. Jewell, C.P.A.                                                Wilbur M. Parker (1923-1992)
Gary R. Langsdale, C.P.A.

Board of Directors and Shareowners
California News Tech

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-107300 on Form SB-2 of our report dated February 18, 2005, relating to the financial statements of California News Tech for the years ended December 31, 2004 and 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Jewell & Langsdale
Jewell & Langsdale
Walnut Creek, California
September 13, 2005